Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Healthcare Realty Trust Incorporated

Nashville, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-253604 and 333-253600) and Form S-8 (No. 333-257755) of Healthcare Realty Trust Incorporated (formerly known as Healthcare Trust of America, Inc.) of our reports dated February 22, 2022, relating to the consolidated financial statements and schedules of HRTI, LLC (formerly known as Healthcare Realty Trust Incorporated) and the effectiveness of HRTI, LLC’s internal control over financial reporting, which appear in HRTI, LLC’s Annual Report on Form 10-K and are incorporated by reference in this Form 8-K.

/s/ BDO USA, LLP

Nashville, Tennessee

July 26, 2022